As filed with the Securities and Exchange Commission on September 26, 2005
Registration No. 333-125185

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Globix Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	13-3781263 (I.R.S. Employer Identification Number)
139 Centre Street, New York, New York 10013 Telephone: (212) 334-8500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter K. Stevenson
President and Chief Executive Officer
139 Centre Street, New York, New York 10013
Telephone: (212) 334-8500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service

With a copy to:
Bonnie J. Roe, Esq. Day, Berry & Howard LLP 875 Third Avenue New York, NY 10022 Telephone: (212) 829-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities are being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

The sole purpose of the Amendment is to re-file Exhibit 5 to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by our company in connection with this registration statement. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing fee-Securities and Exchange Commission	$3,764.74
Fees and expenses of legal counsel	$80,000
Printing expenses	$5,000
Fees and expenses of accountants	$35,000
Miscellaneous expenses	$5,000
Total	$128,764.74

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL further empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, provide, in effect, that to the full extent and under the circumstances permitted by Section 145 of the DGCL, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she was or is a director, officer, employee or agent of our company.

Our Amended and Restated Certificate of Incorporation relieves our directors from monetary damages to our company or our stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director’s duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, we carry an insurance policy for the protection of our directors and executive officers against any liability asserted against them in their official capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger dated as of July 19, 2004 by and between Globix Corporation and NEON Communications, Inc.(1)

2.2	First Amendment to Agreement and Plan of Merger dated as of October 8, 2004 by and between Globix Corporation and NEON Communications, Inc. (1)

2.3	Amended Joint Prepackaged Plan of Globix and certain of the Globix’s subsidiaries, dated April 8, 2002 (2)

2.4	Form of Securities Exchange Agreement, dated September 15, 2004 (3)

4.1	Indenture, dated as of April 23, 2002, between Globix, as issuer, the Subsidiary Guarantors of Globix named therein and HSBC Bank USA, as trustee, relating to the 11% senior notes due 2008 (4)

4.2	Form of Pledge and Security Agreement, dated as of April 23, 2002, between each Subsidiary Guarantor of Globix and HSBC Bank USA, as Collateral Agent/Trustee (4)

4.3
Certificate of Designation of Preferences and Relative, Participating Optional and Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 6% Series A Cumulative Convertible Preferred Stock of Globix Corporation (5)

4.4	Registration Rights Agreement between Globix and the holders of Globix’s securities party thereto, dated as of April 23, 2002 (6)

5	Opinion of Day, Berry & Howard LLP as to the validity of the shares of common stock

23.1	Consent of PricewaterhouseCoopers LLP *

23.2	Consent of Amper, Politziner & Mattia, P.C. with respect to their report on certain financial statements of Globix*

23.3	Consent of Amper, Politziner & Mattia, P.C. with respect to their report on certain financial statements of NEON*

23.4	Consent of BDO Seidman, LLP, independent registered public accounting firm*

23.5	Consent of Day, Berry & Howard LLP (included in Exhibit 5)

24	Powers of Attorney*

*	Filed Previously.

(1)	Incorporated by reference to Globix’s Registration Statement on Form S-4 (No. 333-119666) originally field on October 12, 2004.

(2)	Incorporated by reference to Globix’s Current Report on Form 8-K filed on April 23, 2002.

(3)	Incorporated by reference to Globix’s Current Report on Form 8-K filed on October 13, 2004.

(4)	Incorporated by reference to Globix’s Quarterly Report on Form 10-Q filed on May 15, 2002.

(5)	Incorporated by reference to Globix’s Current Report on Form 8-K filed on March 11, 2005.

(6)	Incorporated by reference to Globix’s Annual Report on Form 10-K filed on March 26, 2003.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 26, 2005.

GLOBIX CORPORATION

By:	/s/ Peter K. Stevenson

Peter K. Stevenson President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

/s/ Peter K. Stevenson
Peter K. Stevenson President, Chief Executive Officer and Director (principal executive officer) Date: September 26, 2005

/s/ Robert M. Dennerlein
Robert M. Dennerlein Chief Financial Officer (principal financial and accounting officer) Date: September 26, 2005

/s/ Wayne Barr, Jr.*
Wayne Barr, Jr. Director Date: September 26, 2005

/s/ José A. Cecin, Jr.*
José A. Cecin, Jr. Director Date: September 26, 2005

/s/ Stephen E. Courter*
Stephen E. Courter Director Date: September 26, 2005

/s/ John Forsgren*
John Forsgren Director Date: September 26, 2005

/s/ Peter L. Herzig*
Peter L. Herzig Director Date: September 26, 2005

/s/ Steven Lampe*
Steven Lampe Director Date: September 26, 2005

/s/ Steven G. Singer*
Steven G. Singer Director Date: September 26, 2005

/s/ Raymond L. Steele*
Raymond L. Steele Director Date: September 26, 2005

By: /s/ Robert M. Dennerlein
Robert M. Dennerlein Attorney-in-Fact* Date: September 26, 2005